EXHIBIT 10.13

PLATINUM UNDERWRITERS HOLDINGS, LTD.
ARRANGEMENT FOR COMPENSATION IN LIEU OF PARTICIPATION IN
EXCESS RETIREMENT SAVINGS PLAN (EXCESS PLAN)

On October 22, 2008, the Board of Directors (the “Board”) of Platinum Underwriters Holdings, Ltd. (the “Company”) approved a new compensation arrangement for employees of the Company or Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) who are taxpayers in the United States of America (“U.S. Taxpayers”) which provides that, in lieu of their participation in the Platinum Underwriters Reinsurance, Inc. Executive Retirement Savings Plan (the “Excess Plan”), for each Plan Year (as defined in the Excess Plan) after 2008 during which a U.S. Taxpayer participates in the Platinum Underwriters Reinsurance, Inc. Retirement Savings Plan (the “401(k) Plan”), an amount equal to ten percent (or such other percent as may be determined by the Company) of the excess of such U.S. Taxpayer’s Compensation (as defined in the 401(k) Plan) for such Plan Year over the maximum amount set forth in Section 401(a)(17) of the Code for such Plan Year, shall be paid to such U.S. Taxpayer directly by his or her Employer (as defined in the Excess Plan) in cash no later than March 15 following the end of such Plan Year.

This new compensation arrangement was adopted as a result of the adoption of Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In accordance with Section 457A of the Code, the Company made amendments to the Excess Plan intended to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any employee of the Company or Platinum Bermuda who is a U.S. Taxpayer.